SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CIGNA CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CIGNA Corporation
One Liberty Place
1650 Market Street
Philadelphia, PA 19192-1550
March 26, 2004

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

CIGNA Corporation Shareholders:

The Annual Meeting of Shareholders will be held on Wednesday, April 28, 2004, at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are on the back of the attached proxy statement.

At the meeting, we will ask the shareholders to:

1.	Elect three directors for terms expiring in April 2007 and one director for a term expiring in April 2006; and

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.

CIGNA shareholders of record at the close of business on March 1, 2004, are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. We urge you to mark, date, sign and return the enclosed proxy/ voting instruction card or, if you prefer, to vote by telephone or by using the Internet.

Sincerely,

H. EDWARD HANWAY

Chairman and Chief Executive Officer

By order of the Directors

CAROL J. WARD, Corporate Secretary

CIGNA CORPORATION

ONE LIBERTY PLACE
1650 MARKET STREET
PHILADELPHIA, PA 19192-1550

PROXY STATEMENT

General Information About CIGNA’s Annual Meeting

When and where is the annual meeting?

The annual meeting will be held on Wednesday, April 28, 2004, at 3:30 p.m. at The Gregg Conference Center at The American College located at 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions are on the back of the proxy statement.

When will CIGNA begin mailing the proxy statement, proxy/voting instruction card, and 2003 Annual Report to Shareholders?

CIGNA will begin mailing the proxy statement, proxy/voting instruction card, and 2003 Annual Report to Shareholders on or about March 26, 2004.

Who is entitled to vote at the annual meeting?

Anyone who owns CIGNA common stock as of the close of business on March 1, 2004, is entitled to one vote per share owned. There were 141,017,109 shares of CIGNA common stock outstanding on that date.

Who is seeking authority to vote my shares and when?

CIGNA’s Board of Directors is sending you this proxy statement to solicit your “proxy,” or your authorization for our representatives to vote your shares. Your proxy will be effective for the April 28, 2004, meeting and at any adjournment (or continuation) of that meeting.

What is householding?

If you and other residents at your mailing address own shares of CIGNA stock in “street name”, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding”, you were deemed to have consented to the process. Your broker or bank will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of CIGNA’s future annual report and proxy statement or if you share an address with another CIGNA shareholder and together both of you would like to receive only a single set of CIGNA annual disclosure documents, please contact ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call them at 800.542.1061. Be sure to indicate your name, the name of your brokerage firm or bank and your account number. The revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will send a copy to you if you address a written request to CIGNA Corporation, Shareholder Services, 1650 Market Street, OL57 B, Philadelphia, PA 19192 or call 215.761.3516.

Proposals for a Shareholder Vote

What proposals are being presented for a shareholder vote?

Management is presenting two proposals for a shareholder vote.

Item 1.     Election of Directors

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ITS NOMINEES, ROBERT H. CAMPBELL, JANE E. HENNEY, M.D. AND CHARLES R. SHOEMATE TO BE DIRECTORS WITH TERMS EXPIRING APRIL 2007 AND LOUIS W. SULLIVAN, M.D. TO BE A DIRECTOR WITH A TERM EXPIRING APRIL 2006.

You can find information about the board’s nominees, as well as information about CIGNA’s Board of Directors and its committees, director compensation, and other related matters, beginning on page 6.

Item 2.     Ratification of Appointment of PricewaterhouseCoopers LLP

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2004.

You can find information about CIGNA’s relationship with PricewaterhouseCoopers LLP beginning on page 17.

What other matters may arise at the meeting?

We do not know of any other matters that will come before the shareholders during the annual meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the meeting may refuse to allow presentation of a proposal or a nomination for the board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted. The requirements for properly submitting proposals and nominations from the floor of the Annual Meeting for this year’s meeting were described in CIGNA’s 2003 Proxy Statement and are similar to those described on page 31 for next year’s meeting.

General Information About Voting

What constitutes a quorum and why do you need one?

In order to transact business at an annual meeting, we must have a “quorum,” or the presence of a prescribed number of voting shares. For this meeting, we need the holders of two-fifths of the issued and outstanding shares entitled to vote to either be represented by proxy or attend.

What vote is required to approve each proposal?

Assuming we attain a “quorum”, the four nominees who receive a plurality (the greatest number) of votes cast on Item 1 will be elected as directors. We need the affirmative vote of a majority of the shareholders present in person at the meeting or represented by proxy to ratify the appointment of independent auditors.

If you attend the meeting or submit your proxy but abstain from voting, your shares will count toward a quorum. Abstentions will not affect the outcome of the election of directors, but they will be treated as negative votes on the ratification of appointment of independent auditors.

Many CIGNA shareholders own their shares in “street name,” which means that brokers are actually the record owners entitled to vote the shares. Brokers will have discretionary authority to vote on Items 1 and 2 described in this proxy statement, which means that your broker can vote your “street name” shares on Items 1 and 2 even if you do not give specific voting instructions.

How do I vote?

There are four ways that you can vote your shares.

1. Over the Internet.     Vote at http://www.eproxy.com/ci. The Internet voting system is available 24 hours a day until 5:00 p.m. E.D.T. on Tuesday, April 27, 2004. Once you are into the Internet voting system, you can record and confirm (or change) your voting instructions.

2. By telephone.     Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 5:00 p.m. E.D.T. on Tuesday, April 27, 2004. Once you are into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

3. By mail.     Mark your voting instructions on, and sign and date, the proxy card and then return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before the polls close at the meeting. If we receive your signed proxy card, but you do not give voting instructions, our representatives will vote your shares for Items 1 and 2. If any other matters arise during the meeting that require a vote, the representatives will exercise their discretion.

4. In person.     Attend the annual meeting, or send a personal representative with an appropriate proxy, in order to vote.

If you hold your shares of CIGNA stock in the name of a bank, broker or other nominee, your ability to vote by Internet or telephone depends on their voting process. Please follow their directions carefully. If you want to vote shares of CIGNA stock that you hold in “street name” at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy for entrance to the meeting.

Requirements for confidential voting. If you want your vote to be confidential, you must indicate that when you submit your proxy. If you choose confidential voting, your votes can be revealed to CIGNA only in limited circumstances, such as to meet a legal requirement or in contested board elections.

How do I revoke my proxy or change my voting instructions?

There are four ways that you can revoke your proxy or change your voting instructions.

1. Enter new instructions on either the telephone or Internet voting system before 5:00 p.m. E.D.T. on Tuesday, April 27, 2004.

2. Submit a new proxy card bearing a date later than your last vote. We must receive your new proxy card before the annual meeting begins.

3. Write to the Corporate Secretary, Carol J. Ward, at the address given for CIGNA Corporation in the meeting notice (on the cover of this proxy statement). Your letter should contain the name in which your shares are registered, the date of the proxy you wish to revoke or change, your new voting instructions, if applicable, and your signature. She must receive your letter before the annual meeting begins.

4. Attend the annual meeting and vote in person (or by personal representative with an appropriate proxy).

What do I do if I have money in the CIGNA Stock Fund of the CIGNA or Intracorp 401(k) plans?

If you have money in the CIGNA Stock Fund of the CIGNA 401(k) Plan or the Intracorp 401(k) Performance Sharing Plan, you do not actually own shares of CIGNA stock. The plan trustees do. Under the plans, however, you do have “pass-through voting rights” based on your interest — the amount of money you have invested — in the CIGNA Stock Fund.

You may exercise “pass-through voting rights” in almost the same way that shareholders may vote their shares, but you have an earlier deadline. If your voting instructions are received by 5:00 p.m. E.D.T. on Friday, April 23, 2004, the trustee will submit a proxy that reflects your instructions. If you have money in the CIGNA Stock Fund of the CIGNA 401(k) Plan and you do not give voting instructions (or give them late), the trustees will vote your interest in the CIGNA Stock Fund as instructed by a CIGNA management advisory committee. If you have money in the CIGNA Stock Fund of the Intracorp  401(k) Performance Sharing Plan and you do not give voting instructions (or give them late), your shares will not be voted.

You may send your instructions to your plan trustee by using the mail (proxy/voting instruction card), telephone or Internet methods described on the proxy/voting instruction card. Your voting instructions will be kept confidential under the terms of the plans.

You may not vote in person at the annual meeting.

Information About Item 1: Election of Directors

The board nominated three incumbent directors and one additional nominee to stand for election at the annual meeting for terms ending April 2006 and April 2007 as indicated below. All nominees have consented to serve, and the board does not know of any reason why any would be unable to serve. If a nominee becomes unavailable or unable to serve before the annual meeting, the board can either reduce its size or designate a substitute nominee. If the board designates a substitute, proxies that would have been cast for the original nominee will be cast for the substitute nominee.

The board has set 72 years as the retirement age for non-employee directors. Accordingly, non-employee directors must retire no later than the annual meeting of shareholders following their seventy-second birthday.

The Board of Directors unanimously recommends that shareholders vote FOR these nominees:

Management’s nominees for terms to expire in April 2007.

Robert H. Campbell

Bob Campbell, 66, has been a director of CIGNA Corporation since 1992. Mr. Campbell was Chairman of Sunoco, Inc. (a domestic refiner and marketer of petroleum products) from 1992 until 2000, Chief Executive Officer from 1991 until 2000 and President from 1991 until 1996. He is also a director of Hershey Foods Corporation and Vical, Inc. Mr. Campbell serves as a member of CIGNA’s Finance Committee and People Resources Committee.

Jane E. Henney, M.D.

Jane Henney, 57, a nominee, has been Senior Vice President and Provost, Health Affairs at University of Cincinnati Medical Center since July 2003. Dr. Henney was Senior Scholar at the Association of Academic Health Centers from 2001 until June 2003 and Commissioner of the U.S. Food & Drug Administration from 1998 until January 2001. She is also a director of AmerisourceBergen Corporation and AstraZeneca PLC. SpencerStuart, a third party search firm, and a non-management director recommended Dr. Henney to CIGNA’s Corporate Governance Committee as a potential nominee to CIGNA’s Board.

Charles R. Shoemate

Dick Shoemate, 64, has been a director of CIGNA Corporation since 1991. Mr. Shoemate was Chairman, President and Chief Executive Officer of Bestfoods (a consumer food company) from 1990 until 2000. He is also a director of International Paper Company and Chevron-Texaco, Inc. Mr. Shoemate serves as a member of CIGNA’s Corporate Governance Committee and Audit Committee.

Management’s nominee for a term to expire in April 2006.

Louis W. Sullivan, M.D.

Lou Sullivan, 70, has been a director of CIGNA Corporation since 1993. Dr. Sullivan will retire coincident with the 2006 Annual Meeting of Shareholders. He has been President Emeritus of Morehouse School of Medicine (educational institution) since June 2002. Dr. Sullivan served as President of Morehouse School of Medicine from 1981 until 2002, except from 1989 until 1993, when he served as the United States Secretary of Health and Human Services. He is also a director of Bristol-Myers Squibb Company, Equifax Inc., Georgia Pacific Corporation, 3M Company, BioSante Pharmaceuticals, Inc., Henry Schein, Inc., and United Therapeutics Corporation. Dr. Sullivan serves as a member of CIGNA’s People Resources Committee and Corporate Governance Committee.

Directors who will continue in office:

H. Edward Hanway

Ed Hanway, 52, has been a director of CIGNA Corporation since 1999. His current term expires in April 2006. He has been Chairman of the Board of CIGNA Corporation since December 2000, Chief Executive Officer since January 2000, President since January 1999 and Chief Operating Officer from January 1999 until January 2000. Mr. Hanway served as President of CIGNA HealthCare from 1996 until 1999 and President of CIGNA International from 1989 until 1996. He has been associated with CIGNA since 1978. Mr. Hanway also serves as Chairman of CIGNA’s Executive Committee.

Peter N. Larson

Peter Larson, 64, has been a director of CIGNA Corporation since 1997. His current term expires in April 2005. Mr. Larson was Chairman and Chief Executive Officer of Brunswick Corporation (a producer of recreational consumer products) from 1995 until 2000. He also served as an executive officer and director of Johnson & Johnson (a health care product maker) from 1991 until 1995. Mr. Larson serves as the Chairman of CIGNA’s Finance Committee and a member of the Audit Committee.

Joseph Neubauer

Joe Neubauer, 62, has been a director of CIGNA Corporation since 1998. His current term expires in April 2005. Mr. Neubauer has been Executive Chairman of ARAMARK Corporation (a service management company) since January 2004. He was the Chairman and Chief Executive Officer of ARAMARK Corporation from 1984 until January 2004. He is also a director of Verizon Communications Inc., Federated Department Stores, Inc. and Wachovia Corporation. Mr. Neubauer serves as Chairman of CIGNA’s Audit Committee and a member of the Finance Committee.

Harold A. Wagner

H. A. Wagner, 68, has been a director of CIGNA Corporation since 1997. His current term expires in April 2006. He has been Non-executive Chairman of Agere Systems Inc. (a provider of communications components) since 2001. Mr. Wagner served as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc. (a supplier of industrial gases and related equipment and selected chemicals) from 1992 to 2000 and as its President from 1992 to 1998. He is also a director of Paccar Inc., United Technologies Corporation and Maersk Inc. Mr. Wagner serves as Chairman of CIGNA’s People Resources Committee and a member of the Corporate Governance Committee.

Carol Cox Wait

Carol Cox Wait, 61, has been a director of CIGNA Corporation since 1995. Her current term expires in April 2005. Ms. Wait has been President of Boggs, Atkinson, Inc. (a real estate company) since 2003. She was a director, President and Chief Executive Officer of the Committee for a Responsible Federal Budget (a bi-partisan, educational, non-profit organization) from 1981 until 2003. She was President of Carol Cox and Associates (a consulting firm) from 1984 until 2003. Ms. Wait serves as a member of CIGNA’s Audit Committee and Finance Committee.

Marilyn Ware

Marilyn Ware, 60, has been a director of CIGNA Corporation since 1993. Her current term expires in April 2005. Ms. Ware has been the Chief Executive Officer of the Ware Family Offices since 1996. She served as Chairman of American Water Works (a water utility holding company) from 1988 until 2003. She currently serves as Chairman Emeritus, American Water, a wholly-owned subsidiary of Thames Water as well as a member of the RWE Economic Advisory Board and Thames Water International Advisory Council. Ms. Ware is also a director of Ikon Office Solutions, Inc. Ms. Ware serves as the Chairman of CIGNA’s Corporate Governance Committee and a member of the People Resources Committee.

CIGNA Corporation Board Practices

(also available at http://www.cigna.com/general/about/governance/practices.html)

Organizing the CIGNA Corporation Board of Directors’ work is an inherently dynamic process. The board and committees periodically review their practices with the goal of increasing their effectiveness, and thereby maximizing shareholder value. Over the years, the board and committees have regularly modified their practices. The following are the current practices:

          Board Structure and Composition

•	CIGNA Corporation’s Bylaws allow for a board of eight to sixteen members. The board and its Corporate Governance Committee each periodically consider the appropriate size of the board. There is a strong commitment to a board composed principally of independent, non-employee directors. CIGNA Corporation has never had more than two employee directors.

          Independence

•	The board periodically sets forth standards for determining whether non-employee directors shall be considered “independent.” The current standards, in addition to the independence requirements set forth in the New York Stock Exchange Corporate Governance Listing standards, are as follows:

•	Revenue received in any given year from the for-profit entity with which the director is primarily affiliated shall not exceed two percent of CIGNA Corporation’s consolidated total revenue for that year.

•	Revenue received in any given year from the CIGNA Companies shall not exceed two percent of the consolidated total revenue of the for-profit entity with which the director is primarily affiliated.

•	Charitable contributions from CIGNA Corporation, CIGNA Foundation, or any CIGNA affiliate shall not exceed two percent of annual operating fund gifts received by any not-for-profit entity for which a CIGNA director or immediate family member serves as a director, trustee (or equivalent), or officer.

•	Annually, applying these criteria and NYSE standards, the Corporate Governance Committee considers and the board establishes the independence of non-employee directors.

          Director Responsibilities

•	The Corporate Governance Committee is responsible for advising the board with respect to the board’s membership. In fulfilling that responsibility, the committee develops and the board approves the “Responsibilities of CIGNA Corporation Directors.” Those responsibilities are:

•	Independence and integrity;

•	Good understanding of CIGNA’s businesses;

•	Understanding the importance of representing the total shareholder constituency and increasing shareholder value;

•	Active, objective and constructive participation at board and committee meetings;

•	Review and understanding of advance briefing materials;

•	Sharing one’s expertise, experience, knowledge and insights as they relate to the matters before the board;

•	Advancing CIGNA’s purposes and reputation;

•	Effectively contributing to management evaluation and succession planning;

•	Availability to the Chief Executive Officer for consultation; and

•	Regular attendance.

          Director Selection

•	Beyond the “Responsibilities,” the Corporate Governance Committee, in consultation with the board, develops more specific Director Recruitment Criteria to guide director searches. The criteria are as follows:

•	Directors should represent all shareholders.

•	Directors must be free of conflicts of interest.

•	Directors must possess good judgment and the ability to analyze complex business and public issues.

•	Directors must have demonstrated a high degree of achievement in their respective fields.

•	Diversity, in its many forms, is preferred.

•	The board should reflect the broad-based experience of the directors. Governing CIGNA Corporation effectively requires a wide range of capabilities and professional attributes, among them:

•	Financial acumen;

•	Familiarity with channels of distribution;

•	Awareness of consumer market trends;

•	Insight into government relationships and processes;

•	Familiarity with the challenges of operating businesses in the international marketplace;

•	Familiarity with processes for developing and implementing effective human resources policies and practices; and

•	Insight into the process of developing and delivering high-quality products and services that respond directly to customer needs and expectations.

•	The Corporate Governance Committee welcomes suggestions from shareholders for board membership.

•	The chairman of the Corporate Governance Committee (or another director designated by the chairman of the Corporate Governance Committee) interviews director candidates prior to the committee making its recommendation that the board:

•	elect the candidate in the case of a director vacancy; or
•	nominate the candidate for election by the shareholders.

•	The board requires that any director discontinuing the principal position that prevailed at the time of the director’s election to the board give notice and an offer of resignation to the Corporate Governance Committee.

•	Under ordinary circumstances, the Chief Executive Officer will leave the board when he/she retires as a CIGNA employee.

•	Directors shall retire no later than the annual meeting of shareholders following their seventy-second birthday.

          Committee Structure and Composition

•	There currently are four working committees of the board: Audit, Corporate Governance, Finance, and People Resources.

•	The Executive Committee has authority to manage CIGNA’s business between regular board meetings. However, it is not intended to be a working committee and meets infrequently. The board has, at various times, created ad hoc committees to focus on particular issues. The Corporate Governance Committee is responsible for ensuring the appropriateness and effectiveness of the board’s committee structure.

•	Annually, the Corporate Governance Committee reviews committee assignments. In consultation with the Chairman of the Board, it recommends (for action by the full board) committee assignments for directors, in line with board needs and individual strengths. Directors generally serve on a working committee for about five years before rotating.

•	The four working committees consist of directors who meet the New York Stock Exchange’s standards for “independence.” In addition, Audit Committee members meet the Securities and Exchange Commission’s standards for “independence.” At least one Audit Committee member will be an “audit committee financial expert”, as defined by the Securities and Exchange Commission.

•	Summary of committee responsibilities: (Note: a current copy of the committee charters can be found on the Company’s website http://www.cigna.com/ general/ about/ governance/ committee.html)

•	The Audit Committee is responsible for ensuring that policies and procedures are in place to ensure the timely disclosure of accurate information, compliance with legal requirements and adherence to ethical standards. It is also responsible for appointing, compensating, overseeing the work of and removing CIGNA Corporation’s independent auditors.

•	The Corporate Governance Committee is responsible for reviewing, advising, and reporting to the board regarding the board’s membership, structure, organization and performance as well as director selection and compensation.

•	The Finance Committee is responsible for overseeing and advising the board regarding the Corporation’s capital structure and use, long-term financial objectives and progress against those objectives, and investments.

•	The People Resources Committee is responsible for overseeing the policies and processes for people development, including the succession plan for the principal executive officers. In fulfilling that responsibility, the committee conducts an annual management development and succession plan review. The committee reports to the board on this review. This committee also evaluates the Chief Executive Officer annually and shares its assessment with the board when reporting on compensation actions for the Chief Executive Officer. The committee’s evaluation and report to the board are done in the absence of the Chief Executive Officer. The results of the evaluation are shared with the Chief Executive Officer. The committee also reviews and approves executive compensation plans and equity-based plans, subject to applicable board and shareholder approvals.

•	Committee chairs regularly report to the full board on committee proceedings and actions.

          Agenda, Materials, Education & Resources

•	The board meeting schedule and agenda are developed with direct input from directors. The duration of each meeting varies as business needs dictate.

•	Briefing materials generally are distributed at least a full week in advance of the board and committee meetings. The briefing materials include regular reviews of operating results, competitive performance, performance against plan and background information for the presentations and discussions to occur at the upcoming meetings.

•	New directors participate in an orientation program. They meet with the Chief Executive Officer and staff officers at the time they join the board. Upon election to a committee, they meet with that committee’s staff officer and are provided with more committee-specific training/reading.

•	The board and committees regularly devote time to continuing director education.

•	The board and its committees are able to access appropriate independent advisors.

•	Periodically, board meetings are devoted primarily to strategy issues.

          Performance Evaluation

•	The board regularly discusses its performance at some length. On an ongoing basis, directors offer suggestions and alternatives intended to further improve board performance.

•	Annually, each working committee reviews its performance and the adequacy of its written charter. Then, in consultation with the committee’s staff officer, it agrees upon a meeting schedule (including frequency and length of meetings) and tentative agenda for the upcoming year. Agenda items are added and deleted during the course of the year at the members’ request and as business developments warrant.

•	The Corporate Governance Committee reviews the performance of each director annually — and always in advance of making a determination as to whether the committee should recommend the director’s renomination to the board.

•	The Chairman conducts “exit” interviews with retiring directors.

          Senior Management and the Board

•	Over the years, the CIGNA Corporation Board has modified the roles and responsibilities of CIGNA’s top officers — utilizing in varying combinations and configurations the offices of Chairman, Chief Executive Officer, Co-Chairman, Vice Chairman, Chief Operating Officer and President as circumstances required. The board is responsible for electing people to fill these positions.

•	Each committee is assigned a member of senior management to act as a staff officer. The staff officers always attend the committee meetings and board meetings. This gives directors a range of contact people within the company with whom they are familiar.

•	Several members of the Chief Executive Officer’s staff regularly attend board meetings. Others attend when making presentations. In between meetings and at their discretion, directors are free to contact members of management.

•	The board has established a process to identify the next Chief Executive Officer. The board has established “desired characteristics” for the Chief Executive Officer position, essentially to guide the succession planning process and management development programs.

          Executive Sessions

•	The board meets in Executive Session at the beginning of every board meeting. The Chief Executive Officer leaves these sessions when the board feels it is appropriate. Twice a year, the board meets in extended Executive Session without the Chief Executive Officer. Generally, the appropriate committee chairperson leads the discussion in regularly scheduled executive sessions at which the Chief Executive Officer is not present.

          Director Compensation

•	The Corporate Governance Committee reviews the non-employee director compensation program annually. The committee then makes recommendations to the board for action.

•	Stock-based compensation has been and is an important component of the non-employee director compensation program.

•	No non-employee director is paid consulting, advisory or other fees in addition to the compensation paid pursuant to the non-employee director compensation program.

          External Relationships

•	In general, management speaks for the corporation. Inquiries from reporters, shareholders or others are referred to management for response.

•	Directors must consult with the Chairman and Chief Executive Officer prior to accepting additional for-profit directorships.

•	The board maintains an address for receipt of shareholder and interested party communications.

•	The board encourages directors’ attendance at the Annual Meeting of Shareholders.

Board of directors and committee meetings, membership and attendance

The full board held 13 meetings during 2003.

The board has five committees: Audit, Corporate Governance, Executive, Finance and People Resources. A summary description of each committee’s responsibilities can be found in Board Practices on page 10 of this proxy statement. The following table shows the members of each committee and how many meetings were held during 2003.

Current Committee Membership and Meetings Held During 2003

		Corporate			People
Name	Audit*	Governance*	Executive	Finance*	Resources*

R. H. Campbell				M	M

H. E. Hanway			C

P. N. Larson	M		M	C

J. Neubauer	C		M	M

C. R. Shoemate	M	M

L. W. Sullivan, M.D.		M			M

H. A. Wagner		M	M		C

C. C. Wait	M			M

M. Ware		C	M		M

# of 2003 meetings	8	5	0	7	8

C = Chair	M = Member	* = Chair and Members are non-employee directors

•	Each director attended 83% or more of the regularly scheduled and special meetings of the board and board committees on which he or she served in 2003. Ten directors, all of the 2003 nominees and directors continuing in office following the 2003 meeting, attended the 2003 Annual Meeting of Shareholders.

•	Based on CIGNA’s director independence standards, the board has affirmatively determined that all of the directors, except Mr. Hanway, are independent.

•	All Audit Committee members have significant experience with financial reporting and internal control matters. Our designated audit committee financial expert is Joseph Neubauer, the chair of the committee, although other members of the Audit Committee also would qualify as audit committee financial experts. Each member of the Audit Committee is an independent director under the listing standards of the New York Stock Exchange.

•	Each member of the Corporate Governance Committee is an independent director under the listing standards of the New York Stock Exchange.

Retained third-party director search firm

SpencerStuart, a search firm, has been retained by the Corporate Governance Committee to assist the committee in identifying and evaluating candidates for board membership who best match CIGNA’s Director Recruitment Criteria and would best be able to carry out the Responsibilities of CIGNA Corporation Directors.

Shareholder suggestions for board nominees

The Corporate Governance Committee is responsible for reviewing, advising, and reporting to the board regarding the board’s membership, structure, organization and performance as well as director selection and compensation. In that capacity, the committee welcomes shareholder suggestions for board nominees. Shareholders desiring the committee to consider their suggestions for board nominees should submit their suggestions together with appropriate biographical information and qualifications to the committee. Correspondence may be addressed to CIGNA Corporation, Corporate Secretary, 1650 Market Street, Philadelphia, Pennsylvania, 19192. The Corporate Governance Committee generally considers nominees for the following Annual Meeting in October. Accordingly, suggestions for board nominees should be submitted by October 1, 2004 to ensure consideration for the 2005 Annual Meeting. Shareholder suggestions for board nominees are evaluated using the same criteria described in CIGNA’s Board Practices on page 9 of this proxy statement.

Direct communication with the board of directors

Shareholders and interested parties may contact the board of directors, all of the non-employee directors or specified individual directors by writing to them at: Director Access Address, Attn: Office of the Corporate Secretary, 1650 Market Street, OL 56A, Philadelphia, PA 19192. All communications will be compiled by the Corporate Secretary and periodically submitted to the board or individual directors. The Corporate Secretary will also promptly advise the appropriate member of management of any concerns relating to products or services.

Shareholders and interested parties may submit comments or complaints relating to the company’s accounting, internal accounting controls or auditing matters by writing to: CIGNA Corporation, Attn: General Auditor, Corporate Audit Department, Two Liberty Place, TL 45 A, 1601 Chestnut Street, Philadelphia, PA 19192. In certain instances, these matters will be referred to the Audit Committee.

Both of these addresses are also posted at http://www.cigna.com/general/about/governance/index.html.

Stock held by directors and executive officers as of January 31, 2004

The following table shows:

•	how much CIGNA common stock each director, nominee, the Chief Executive Officer, and each executive officer named in the Summary Compensation Table (named executive officers) owns, either directly or “beneficially;”

•	how much CIGNA common stock the directors, nominees and executive officers own as a group, either directly or “beneficially;” and

•	the number of “common stock equivalents” that non-employee directors and executive officers have accumulated under deferred compensation arrangements.

Stock is owned “beneficially” by the person who exercises voting or investment power over the security, even if another person is the record owner.

“Common stock equivalents” track the economic performance of CIGNA common stock but do not carry voting rights.

			Shares That Can	Holdings in
			Be Acquired	CIGNA
			Within 60 days of	Stock
	Wholly-owned	Restricted	January 31, 2004	Funds of	Common
	Common	Common	by Exercising	401(k)	Stock
Name	Stock	Stock	Stock Options	Plans	Equivalents	Total

Directors

Robert H. Campbell	1,377	4,500	-0-	-0-	12,201	18,078

H. Edward Hanway	100,888	124,445	960,340	281	240,649	1,426,603

Jane E. Henney, M.D.	-0-	-0-	-0-	-0-	-0-	-0-

Peter N. Larson	2,000	4,500	-0-	-0-	9,325	15,825

Joseph Neubauer	3,375	4,500	-0-	-0-	8,234	16,109

Charles R. Shoemate	6,879[1]	4,500	-0-	-0-	7,992	19,371

Louis W. Sullivan, M.D.	2,560	4,500	-0-	-0-	8,668	15,728

Harold A. Wagner	4,522	4,500	-0-	-0-	7,307	16,329

Carol Cox Wait	762	4,500	-0-	-0-	7,589	12,851

Marilyn Ware	84,427[2]	4,500	-0-	-0-	5,266	94,193

Named Executive Officers

John Y. Kim	5,000	34,120	72,267	72	-0-	111,459

Michael W. Bell	1,783	29,660	78,449	2,139	4,927	116,958

Judith E. Soltz	12,389	15,060	76,673	250	17,972	122,344

Gregory H. Wolf	2,000	24,090	33,650	84	-0-	59,824

Patrick E. Welch	-0-	-0-	-0-	-0-	-0-	-0-

Donald M. Levinson	278,010	-0-	466,167	259	-0-	744,436

All directors, nominees and executive officers as a group including those named above (20 Persons)	525,897	308,075	1,858,142	4,996	354,495	3,051,605

[1]	All of these shares of common stock are held by a limited liability company controlled by Mr. Shoemate and his spouse; Mr. Shoemate shares with his spouse voting and dispositive power over these shares.

[2]	81,000 of these shares are held in a limited partnership; Ms. Ware has sole voting and dispositive power over these shares.

Additional information about stock held by directors and executive officers

•	No director or executive officer beneficially owns more than 1.0% of CIGNA’s outstanding common stock. Directors, nominees, and executive officers as a group beneficially own approximately 1.9% of the outstanding common stock. These beneficial ownership percentages have been calculated exclusive of common stock equivalents and based on 140,973,691 shares of common stock outstanding on January 31, 2004.

•	On January 31, 2004, the CIGNA Pension Plan held 292,500 shares, or approximately 0.21% of the outstanding common stock on that date. A CIGNA management advisory committee determines how these shares will be voted.

•	On January 31, 2004, the CIGNA Stock Funds of CIGNA’s two 401(k) plans for employees held a total of 4,099,479 shares, or approximately 3.0% of the outstanding common stock on that date. A CIGNA management advisory committee determines how the shares held in the CIGNA Stock Fund of the CIGNA 401(k) Plan will be voted only to the extent the plan’s individual participants do not give voting instructions.

•	The directors and executive officers control the voting and investment of all shares of common stock they own beneficially, except as described above. This number includes shares of common stock that they have the option to buy within 60 days of January 31, 2004, and shares of restricted common stock.

Non-employee director compensation

Board retainer. Each director receives $50,000 annually for board membership. At least $25,000 of the annual board retainer must be paid in CIGNA common stock equivalents, which provide deferred cash compensation credited at rates of return that track the economic performance of CIGNA common stock.

Committee member retainer. Each director receives $10,000 annually for each committee membership. Committee chairs and members of the Executive Committee do not receive this retainer.

Committee chair retainer. Each committee chair other than the chair of the Executive Committee receives $15,000 annually.

In addition to the $25,000 annual board retainer paid in CIGNA common stock equivalents, directors can elect to receive some (or all) of their cash compensation in:

•	common stock equivalents; or
•	deferred cash compensation credited at the same rates of return earned on employee participant contributions to certain funds offered by the CIGNA 401(k) Plan.

Annual credit. Each director is entitled to an annual credit of $61,000 to a Restricted Deferred Compensation Account under the Deferred Compensation Plan for directors of CIGNA Corporation. This amount is credited in restricted common stock equivalents and is payable in cash when a director dies or retires from the Board.

Hypothetical dividends. Hypothetical dividends are paid on common stock equivalents and restricted common stock equivalents and can be reinvested in common stock equivalents or invested in the hypothetical investments available for deferred cash compensation.

Restricted stock. Any non-employee director who was not an officer or employee of CIGNA or any of its subsidiaries in the preceding 10 years is entitled to a one-time grant of 4,500 shares of common stock under the Restricted Stock Plan for Non-Employee Directors of CIGNA Corporation. A director who receives shares under this plan can collect dividends and vote the shares, but cannot transfer them until the later of:

•	six months from the date of grant; or
•	end of service due to death, disability, a change of control, retirement at or after age 72, or retirement between ages 65 and 72 with the consent of a majority of the other members of the board.

Shares are forfeited if a director’s service ends for any other reason.

Travel accident coverage. Each director is provided $450,000 of coverage.

Financial planning. Each director can use the financial planning services available to CIGNA executive officers.

Insurance. Each director may purchase or participate in life insurance, medical/dental care programs, property/casualty personal lines insurance programs and matching gift programs available to CIGNA employees.

Transactions with affiliates

CIGNA companies engaged in the following types of transactions with entities (or their subsidiaries) of which CIGNA directors were executive officers or 10% shareholders during 2003:

•	providing insurance coverages, health care services, pension contracts, and related products and services to these entities;
•	purchasing various products and services from these entities;
•	acquiring, disposing of, or holding debt or equity issued by these entities; and
•	relying on the credit of these entities.

Various CIGNA directors and executive officers purchased products marketed by CIGNA companies. None of these transactions exceeded reportable thresholds.

In 2003, CIGNA paid approximately $350,000 in legal fees to the law firm of Davis & Harman LLP. A member of Davis & Harman LLP, is the spouse of Judith E. Soltz, Executive Vice President and General Counsel of CIGNA.

During 2003, various CIGNA companies engaged in transactions with Barclays PLC (see page 30) which beneficially owns more than 5 percent of CIGNA’s outstanding common stock. CIGNA companies paid Barclays PLC approximately $688,000 for investment management services. Barclays PLC paid CIGNA companies approximately $13,000,000 for health care coverage and services.

Management believes that transactions described in this section were in the ordinary course of business and on terms as favorable as CIGNA would have received from unaffiliated persons or organizations. Similar transactions will likely occur in varying amounts during 2004.

Information About Item 2: Ratification of Appointment of Independent Auditors

The Audit Committee approved the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004. As a matter of good corporate practice, the board wants shareholders to ratify this appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the board will reconsider it.

PricewaterhouseCoopers LLP has served as independent auditors for CIGNA and its subsidiaries since 1983, and performed the same role for Connecticut General Corporation, a predecessor company of CIGNA, and its subsidiaries since 1967. A representative from PricewaterhouseCoopers LLP will attend the annual meeting, may make a statement, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that shareholders vote FOR this proposal.

Policy for the pre-approval of audit and non-audit services

The Audit Committee adopted its pre-approval policy in January of 2003, and revised it in December 2003 to reflect additional SEC guidance. Under this policy, the Audit Committee approves all audit services provided by the Company’s accounting firms and all non-audit services provided by the Company’s principal independent auditors. Specifically:

•	During the fourth quarter of a calendar year, the full Audit Committee approves all known audit, review and attest services and their related fees for the following calendar year. The Audit Committee considers at subsequent meetings the approval of additional audit, review and attest services that arise during a calendar year.

•	At the first Audit Committee meeting of each calendar year, the General Auditor presents to the full Audit Committee a schedule, accompanied by detailed documentation, listing all known permissible non- audit services expected to be performed by the Company’s principal independent auditors during the calendar year. The Audit Committee reviews the schedule and documentation, and approves the non-audit services it deems necessary and appropriate. For additional permissible non-audit services which arise during the calendar year, the General Auditor presents an updated schedule reflecting the additional services for review and consideration for approval by the Audit Committee.

•	The policy permits the approval of additional permissible non-audit services by the Audit Committee Chairman and/or another Audit Committee member designated by the Chairman in the event the full Audit Committee is unavailable to review and approve these additional services. The Chairman or his or her designee reports to the full Audit Committee any additional services approved in this manner.

•	The General Auditor reports to the Audit Committee regularly on fees incurred for non-audit services performed.

Fees billed by independent auditors

Aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP during 2003 and 2002 were as follows:

Fees Billed

	2003	2002

Audit Fees	$7,108,000	$6,848,000
Audit-Related Fees	931,000	1,603,000
Tax Fees	114,000	492,000
All Other Fees	2,713,000	4,707,000

Total	$10,866,000	$13,650,000

•	Audit fees include the audit of annual financial statements, reviews of quarterly financial statements and statutory audits.

•	Audit-related fees include assurance and related services that were reasonably related to the audit of annual financial statements and reviews of quarterly financial statements, but not reported under “Audit Fees.” Audit-related fees in 2003 and 2002 included employee benefit plan audits; internal control reviews (for example, Statement on Auditing Standards No. 70 reports); financial statement audits in connection with a divestiture; and consultation concerning financial accounting and reporting standards.

•	Tax fees include tax recovery services and tax consulting.

•	All other fees include professional services rendered by PricewaterhouseCoopers LLP not otherwise reported. All other fees in 2003 and 2002 included business process advisory and consulting services and regulatory compliance advisory services.

Audit Committee Report

CIGNA has maintained an independent Audit Committee for many years. It operates under a written charter (Appendix A of this proxy statement) adopted by the Board of Directors. A summary description of the duties and powers of the Audit Committee is set forth at page 10 of this proxy statement.

All of the members of the Audit Committee are independent (as defined in the listing standards of the New York Stock Exchange).

Management is responsible for CIGNA’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of CIGNA’s consolidated financial statements and issuing a report on these financial statements. As provided in its charter, the Audit Committee’s responsibilities include oversight of these processes. As part of its oversight responsibilities, the Audit Committee meets with CIGNA’s General Auditor and independent auditors, with and without management present, to discuss the adequacy and effectiveness of CIGNA’s internal controls and the quality of the financial reporting process.

In this context, before CIGNA filed its Annual Report on Form 10-K for the year ended December 31, 2003 with the Securities and Exchange Commission, the Audit Committee:

•	Reviewed and discussed with company management the audited financial statements included in the Form 10-K and confirmed management’s view that the financial statements present fairly, in all material respects, the financial condition and results of operations of CIGNA.

•	Discussed with PricewaterhouseCoopers LLP, CIGNA’s independent auditors, matters related to the conduct of their audit that are required to be communicated by auditors to audit committees by Statement on Auditing Standards No. 61, as amended and related to the fair presentation of CIGNA’s financial condition and results of operations, including critical accounting estimates and judgments.

•	Received the communications from PricewaterhouseCoopers LLP required by Standard No. 1 of the Independence Standards Board to disclose all relationships that in the auditors’ professional judgment may reasonably be thought to bear on their independence and to confirm their independence. Based on these communications, the Audit Committee discussed with PricewaterhouseCoopers LLP its independence from CIGNA.

•	Reviewed and considered the compatibility of non-audit services provided by PricewaterhouseCoopers LLP with maintaining the auditors’ independence.

•	Discussed with each of CIGNA’s chief executive officer and chief financial officer his required certifications contained in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2003.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in CIGNA’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee:

Joseph Neubauer, Chairman
Peter N. Larson
Charles R. Shoemate
Carol Cox Wait

Executive Compensation

What follows is information about how CIGNA compensates its Chief Executive Officer and each of the four most highly compensated executive officers other than the CEO at the end of 2003. The following table also includes information regarding two former executive officers who were no longer serving CIGNA at the end of 2003. Together these individuals are called the “named executive officers.”

Summary Compensation Table

This table shows the various forms of compensation awarded to each of the named executive officers in the past three years. Other tables in this proxy statement, such as the options grants table on page 21 and the long-term incentive plan awards table on page 22, provide more detail about specific types of compensation.

							Long-Term Compensation

		Annual Compensation					Awards			Payouts

(a)	(b)	(c)	(d)		(e)		(f)	(g)		(h)		(i)
					Other		Restricted	Securities				All Other
					Annual		Stock	Underlying		LTIP		Compen-
		Salary	Bonus		Compensation		Award(s)	Options		Payouts		sation
Name and Principal Position	Year	($)	($)		($)		($)[1]	(#)		($)		($)[4]

H. Edward Hanway	2003	1,030,000	2,100,000		–0–		5,425,000	250,000		—	2	84,600
Chairman and	2002	1,021,900	–0–		–0–		1,050,000	328,526		4,611,000	3	119,100
Chief Executive Officer	2001	986,500	2,625,000		–0–		–0–	262,026		6,667,000		204,400
John Y. Kim	2003	600,000	1,560,000	5	–0–		956,000	83,400		—	2	75,100
President, CIGNA	2002	530,800	1,370,000		–0–		–0–	66,700		1,041,000	3	8,800
Retirement	2001	—	—		—		—	—		—		—
and Investment Services
Michael W. Bell	2003	473,100	845,000		–0–		1,230,000	37,800		—	2	34,600
Executive Vice President	2002	355,400	485,000		–0–		–0–	26,618		422,000	3	20,200
& Chief Financial Officer	2001	321,900	300,000		–0–		–0–	31,486		600,000		22,400
Judith E. Soltz	2003	441,300	600,000		–0–		656,000	25,600		—	2	32,100
Executive Vice President	2002	395,200	250,000		–0–		–0–	33,714		754,000	3	24,600
and General Counsel	2001	347,500	375,000		–0–		–0–	27,036		750,000		27,400
Gregory H. Wolf	2003	450,000	500,000		–0–		548,000	21,150		—	2	27,000
President, CIGNA	2002	450,000	200,000		–0–		–0–	21,150		923,000	3	–0–
Group Insurance	2001	121,200	400,000		–0–		–0–	12,500		344,000		–0–
Patrick E. Welch	2003	576,900	600,000	6	69,000	7	344,000	50,000	8	—	2	844,800
Former President,	2002	426,900	800,000		–0–		–0–	30,000		1,561,000	3	700
CIGNA HealthCare	2001	—	—		—		—	—		—		—
Donald M. Levinson	2003	575,000	506,000		–0–		172,000	37,800		—	2	41,900
Retired Executive Vice	2002	571,000	350,000		–0–		–0–	109,207		1,242,000	3	44,800
President, Human	2001	551,900	510,000		–0–		2,438,000	109,507		1,734,000		59,300
Resources & Services

1    The following named executive officers held the following aggregate shares of restricted stock, restricted stock units and deferred restricted stock units with the following values, at December 31, 2003: Mr. Hanway, 124,445 shares valued at $7,155,588; Mr. Kim, 34,120 shares at $1,961,900; Mr. Bell, 29,660 shares at $1,705,450; Ms. Soltz, 15,060 shares at $865,950; Mr. Wolf, 24,090 shares at $1,385,175; and Mr. Levinson, 26,230 shares at $1,508,225. Mr. Kim’s holdings include 15,000 restricted stock units granted as a retention bonus in connection with the planned sale of the retirement business. CIGNA expects the restricted stock units to vest on the date three months after the close of the sale of the retirement business. In connection with Mr. Levinson’s retirement on December 31, 2003, CIGNA paid Mr. Levinson the cash value of his restricted stock. CIGNA pays dividends on restricted stock.

2    Long-term compensation for the three-year period ending December 31, 2003 will be paid in late April 2004. See page 22 for a description of the Long-Term Incentive Plan.

3    Long-term compensation for the three-year period ending December 31, 2002 was paid in cash (except as noted in the following sentence) in late April 2003. Payments to Messrs. Kim, Welch and Wolf were in cash and restricted shares of CIGNA common stock. The fair market value of these restricted shares on the date of grant was: for Mr. Kim, $541,000; for Mr. Welch, $811,000; and for Mr. Wolf, $480,000.

4    The amounts shown in column (i) include:

•	CIGNA’s contributions under its regular and supplemental 401(k) plans in the following amounts for 2003: Mr. Hanway, $36,600; Mr. Kim, $68,300; Mr. Bell, $34,000; Ms. Soltz, $24,500; Mr. Wolf, $23,100; and Mr. Levinson, $32,900.

•	The value of benefits under CIGNA’s Financial Services Program (covering financial planning, tax preparation, and legal services related to financial and estate planning), which, for 2003, were as follows: Mr. Hanway, $48,000; Mr. Kim, $6,800; Mr. Bell, $600; Ms. Soltz, $7,500; Mr. Wolf, $3,900; Mr. Welch, $9,200; and Mr. Levinson, $9,000.

•	CIGNA’s severance payments to Mr. Welch in connection with the termination of his employment in the amount of $835,600.

[5]	Mr. Kim’s bonus was guaranteed in accordance with the retention agreement he entered into in connection with the sale of CIGNA’s Retirement business.

[6]	Mr. Welch’s bonus was paid in accordance with his termination agreement.

[7]	The amount consists of $41,000 for the use of corporate aircraft (and associated tax gross up) and $28,000 for housing expenses (and associated tax gross up).

[8]	Mr. Welch forfeited all of his options on his termination date, September 26, 2003.

Option Grants in Fiscal Year 2003

The following table provides additional information about the stock options granted in 2003 to the named executive officers. Those stock options are shown in column (g) of the summary compensation table on page 20. CIGNA did not grant stock appreciation rights in 2003.

Grant
Individual Grants	Date Value

(a)	(b)	(c)	(d)	(e)	(f)
% of
Total
Number of	Options
Securities	Granted	Exercise	Grant
Underlying	to	or Base	Date
Options	Employees	Price	Expiration	Present
Name	Granted(#)[1]	in 2003	($/Sh)	Date	Value($)[2]

H. Edward Hanway	250,000	7.27	41.92	02/26/2013	2,666,800
John Y. Kim	83,400	2.42	41.92	02/26/2013	889,700
Michael W. Bell	37,800	1.10	41.92	02/26/2013	403,200
Judith E. Soltz	25,600	.74	41.92	02/26/2013	273,100
Gregory H. Wolf	21,150	.61	41.92	02/26/2013	225,600
Patrick E. Welch	50,000	1.45	41.92	02/26/2013	533,400	3
Donald M. Levinson	37,800	1.10	41.92	02/26/2013	403,200

1    Options become exercisable over a three-year period, with one-third becoming exercisable no earlier than the first anniversary of their grant date. The options granted in 2003 and in several prior years have a replacement feature. The replacement feature for all outstanding options expires on June 30, 2004. Options granted in 1995 or later, and gains realized upon exercise of those options for certain periods, may be forfeited by the named executive officers if, following termination of employment with CIGNA, they engage in activities harmful to or in competition with CIGNA.

2    We used the Black-Scholes option pricing model, adapted for use in valuing employee stock options, to calculate these amounts. Our calculation required several assumptions: an expected option life of three and a half years, a dividend yield of 1.9% (reflecting the dividend at the grant date; CIGNA anticipates reducing the dividend mid-2004), a price volatility of CIGNA common stock of 44.3%, and an annualized risk-free interest rate of 1.9%. The calculation also reflects an 8.0% discount per year for risk of forfeiture over the option vesting schedules. The actual value, if any, an executive may realize on options will depend on the excess of the stock price on the date the option is exercised over the exercise price. Executives will not necessarily realize the estimated value that the Black-Scholes model generates. CIGNA believes that no model can accurately predict the future price of CIGNA common stock or assign an accurate present value to stock options.

3    Mr. Welch forfeited all of his options on his termination date, September 26, 2003.

Aggregate Option Exercises in Fiscal Year 2003 and

2003 Fiscal Year-End Option Values

This table provides information about options exercised by the named executive officers during 2003, and about the unexercised stock options they held at the end of 2003. The named executive officers did not exercise or hold any stock appreciation rights during 2003.

(a)	(b)	(c)	(d)		(e)

			Number of Securities
	Number of		Underlying Unexercised		Value of Unexercised
	Securities		Options at 2003		In-The-Money Options at
	Underlying		Year-End(#)		2003 Year-End($)
	Exercised	Value
Name	Options(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

H. Edward Hanway	-0-	-0-	747,006	463,333	-0-	3,895,000
John Y. Kim	-0-	-0-	22,234	127,866	-0-	1,299,372
Michael W. Bell	-0-	-0-	49,382	62,067	-0-	588,924
Judith E. Soltz	-0-	-0-	54,023	47,499	-0-	398,848
Gregory H. Wolf	-0-	-0-	15,383	39,417	-0-	329,517
Patrick E. Welch	-0-	-0-	-0-	-0-	-0-	-0-
Donald M. Levinson	-0-	-0-	466,167	-0-	-0-	588,924

Long-Term Incentive Plan Awards in Fiscal Year 2003

This table provides information about long-term incentive awards granted in 2003 to the named executive officers.

				Estimated Future Payouts Under
				Non-Stock Price Based Plans

(a)	(b)		(c)	(e)	(f)	(f)
	Number		Period
	of		Until	Threshold		Maximum
Name	Units		Maturation	($)	Target($)	($)

H. Edward Hanway	60,000		3 years	*	4,500,000	12,000,000
John Y. Kim	20,000		3 years	*	1,500,000	4,000,000
Michael W. Bell	13,335		3 years	*	1,000,125	2,667,000
	2,000		2 years	*	150,000	400,000
	1,000		1 year	*	75,000	200,000
Judith E. Soltz	7,670		3 years	*	575,250	1,534,000
Gregory H. Wolf	6,335		3 years	*	475,125	1,267,000
Patrick E. Welch	15,000	1	3 years	*	1,125,000	3,000,000
Donald M. Levinson	11,335		3 years	*	850,125	2,267,000

*    The discussion below explains the minimum amount payable under the CIGNA Long-Term Incentive Plan.

1    CIGNA will pay Mr. Welch for only 25% of the 15,000 units awarded for the 2003-2005 performance period in accordance with the terms of his termination agreement.

CIGNA provides long-term incentives to executive officers and other key employees by awarding them strategic performance units, called “SPUs”, under the Long-term Incentive Plan. The value of SPUs is based on CIGNA’s achievement over a three-year period of financial and strategic performance objectives in comparison to a group of competitors that overall have business lines similar to CIGNA’s.

The People Resources Committee assigns a value to SPUs by comparing CIGNA’s performance each year in the three-year performance period with the performance for a defined group of competitors and then assigns dollar values to the units based on the rankings, using a conversion formula. For awards made in years prior to 2003, the sole performance metric for purposes of the comparison was return on equity. For awards made in 2003 and years thereafter, the People Resources Committee will also use total shareholder return, as a proxy for profitable growth, as a metric weighted equally with return on equity. The total shareholder return metric will be phased in over three years starting with measurement of 2003 results as part of the 2003-2005 performance period.

In August 2003, to help achieve CIGNA’s retention goals, the People Resources Committee approved an arrangement by which recipients of SPUs payable in 2004 through 2006 will receive amounts to offset the impact of post-2002 accounting charges attributable to the run-off reinsurance operations. These operations have been inactive since 2000.

The Committee has discretion to reduce the dollar value of each SPU by up to $25, based on its judgment regarding strategic and financial performance during the period. The final dollar value of each unit may be from zero to $200. The Committee sets a target value for the SPUs when they are awarded, which is the target to be paid when CIGNA’s three-year return on equity and, beginning in 2003, total shareholder return is in the median range compared to the competitors. The target is currently $75 per unit. The Committee also has the discretion to reduce the payment or eliminate it entirely.

If within two years after a change of control of CIGNA an employee is terminated, or resigns because of certain adverse changes in employment conditions, that employee must be paid within 30 days for all SPU awards not yet valued and paid. The dollar value of each SPU would be the greatest of:

•	the target value;

•	the value for a unit paid in the preceding twelve-month period; or

•	the average of the unit values for the last two unit payments.

No payment is made to an employee terminated after conviction of a felony involving fraud or dishonesty directed against CIGNA.

Pension Plan Table

The CIGNA Pension Plan provides two methods of determining retirement benefits. Mr. Hanway, Mr. Bell, Ms. Soltz, and Mr. Levinson, and most other employees hired before January 1, 1989 participate in Part A of the Plan. This table shows annual retirement benefits under Part A (before the Social Security offset of 50% of an individual’s annual primary Social Security benefit) under a straight life annuity, computed assuming the recipient retires at age 65 after specified years of service and earnings.

	Years of Service

Remuneration	15	20	25	30	35

$ 600,000	$180,000	$240,000	$300,000	$360,000	$420,000
1,000,000	300,000	400,000	500,000	600,000	700,000
1,400,000	420,000	560,000	700,000	840,000	980,000
1,800,000	540,000	720,000	900,000	1,080,000	1,260,000
2,200,000	660,000	880,000	1,100,000	1,320,000	1,540,000
2,600,000	780,000	1,040,000	1,300,000	1,560,000	1,820,000
3,000,000	900,000	1,200,000	1,500,000	1,800,000	2,100,000
3,400,000	1,020,000	1,360,000	1,700,000	2,040,000	2,380,000
3,800,000	1,140,000	1,520,000	1,900,000	2,280,000	2,660,000

Under Part A, annual retirement benefits are based upon:

•	the employee’s earnings (generally, average annual earnings over the final 36 months of service or, if greater, the three consecutive calendar years with the highest earnings);

•	an annual accrual rate of 2%;

•	length of credited service (up to a maximum of 30 years); and

•	age at retirement.

Messrs. Kim, Welch, and Wolf and other employees hired on or after January 1, 1989 participate in Part B of the Pension Plan.

Pension benefits under Part B equal the sum of an employee’s accumulated annual benefit credits and quarterly interest credits. Annual benefit credits are based on age, years of credited service and earnings. Quarterly interest credits are based on U.S. Treasury bond rates.

The estimated annual pension benefit payable under Part B for Mr. Wolf at age 65 is $151,000. CIGNA anticipates that Mr. Kim will be employed by the purchaser of the retirement business following the close of the sale and that he will be vested in his Part B annual pension benefit that, upon retirement at age 65, will be in the amount of $38,900. Mr. Welch was not vested in his Part B pension benefit as of his September 26, 2003 termination date. These estimates assume level compensation until retirement, annual interest credits of 5.5%, current plan formulas and regulatory environment, and payout under a straight life annuity. Part B benefits may be paid at or after separation from service in cash in a lump sum or in an annuity form.

Covered earnings under both Part A and Part B include salary and bonuses, but not long-term incentive plan payouts or any other incentive awards. Salary and bonus information for the named executive officers is in columns (c) and (d) of the summary compensation table on page 20.

As of January 1, 2004, the named executive officers had the following years of credited service: Mr. Hanway, 26 years; Mr. Kim, 2 years; Mr. Bell, 19 years; Ms. Soltz, 26 years; Mr. Wolf, 2 years; Mr. Welch, 2 years; and Mr. Levinson, 33 years. (Mr. Levinson earned additional years of credited service pursuant to a retention agreement.)

If Mr. Welch complies with contractual obligations to CIGNA, which include obligations not to compete, he will receive supplemental pension benefits from CIGNA. Mr. Welch’s supplemental pension benefit is based on the pension accrual formula of his former employer and covered earnings under the CIGNA Plan. The estimated annual benefit under this supplemental arrangement beginning in 2004 is $31,000.

The CIGNA Pension Plan (Part A and Part B) cannot be terminated, or benefit accruals reduced, for a three-year period following a change of control of CIGNA. If Part A is terminated in the fourth or fifth year following a change of control, additional benefits will be provided to participants, including an immediate 10% increase to persons receiving benefits and an annual 3% increase in benefits beginning at age 65. In addition, participants in Part A and Part B who are terminated, other than for cause, within three years following a change of control will receive certain benefits. Participants in Part A will receive up to three years of additional service credit and a floor amount of final average earnings based on their level of earnings when a change of control occurred. Participants in Part B will receive a special benefit credit for the year of termination equal to a percentage of adjusted eligible earnings.

Termination of Employment

General

CIGNA employees are entitled to severance benefits under certain circumstances, but not if they are terminated for cause or resign. Severance benefits include payments equal to the employee’s salary rate at termination for a specified period based on the employee’s years of service. The period is generally two to 52 weeks, but it is 13 to 104 weeks if the employee is terminated within two years after a change of control of CIGNA.

An employee terminated because of job elimination or within two years after a change of control of CIGNA also receives a supplemental payment equal to:

•	For a termination from January 1 to March 31 — the average of the bonuses paid during the two years before the year of termination, offset by any bonus paid in the year of termination;

•	For a termination from April 1 to December 31 — the average of the bonuses paid for the two years before the year of termination, prorated to reflect actual months worked in the year of termination; and

•	The value of restricted CIGNA stock forfeited upon termination.

Executive level employees (including the named executive officers) who are terminated within two years after a change of control will receive:

•	Payments, at the salary rate in effect at termination (regardless of years of service), for 156 weeks for senior executives (including the named executive officers) and 104 weeks for other executives;

•	The higher of the bonus actually received for the preceding calendar year or the amount of the annual incentive bonus guideline applicable to the employee under the Corporation’s incentive bonus plan immediately before the change of control multiplied by three for senior executives (including the named executive officers) and by two for other executives; and

•	The value of restricted CIGNA stock forfeited upon termination.

If within two years after a change of control certain changes affect an executive level employee, and he or she then resigns following written notification to CIGNA, the resignation will be treated as a termination after a change of control. The covered changes are any reduction in compensation; any material reduction in authority, duties or responsibilities; or a relocation of the executive’s office more than 35 miles from its location on the date of the change of control.

Executive level employees who are terminated as a result of conviction of a felony involving fraud or dishonesty directed against CIGNA will not receive the payments described above.

Agreements

In connection with the proposed sale of CIGNA’s Retirement business and in recognition of Mr. Kim’s role in that transaction, CIGNA entered into a retention agreement with Mr. Kim to secure his services through the date of sale. Pursuant to the agreement, Mr. Kim received 15,000 restricted stock units, that CIGNA expects will vest three months after the close of the sale, and will receive a cash bonus of $600,000 payable three months after the close of the sale if he is employed by the purchaser. In addition, the agreement guaranteed Mr. Kim’s 2003 bonus.

In connection with Mr. Welch’s termination of employment on September 26, 2003, he entered into an agreement pursuant to which he agreed not to compete with CIGNA for a period of one year following his termination date. Pursuant to this agreement, Mr. Welch will receive salary continuance for one year as severance (included in the All Other Compensation column of the Summary Compensation Table on page 20), the bonus payment shown in that Table and $1,152,000 for shares of restricted stock that he held on his termination date. Also, the units previously granted to Mr. Welch under CIGNA’s Long-Term Incentive Plan will be valued by the People Resources Committee, and paid, as the related performance periods are completed. While the value of these units is not determinable at this time, the Plan and the method for valuing the units is described on pages 22-23, except that the payment in 2004 will be no less than $1,850,000, consistent with Mr. Welch’s offer of employment, and the payment in 2006 will be for only 25% of the 15,000 units that were granted to him for the 2003 to 2005 performance period. Mr. Welch will receive office space and secretarial service for up to six months from his termination date, and access to CIGNA’s Financial Services Program through 2004.

In connection with Mr. Levinson’s retirement on December 31, 2003, he entered into an agreement pursuant to which he agreed not to compete with CIGNA for a period of two years following his retirement. Under this agreement, Mr. Levinson received the bonus payment set forth in the Summary Compensation Table on page 20 and the cash value of shares of restricted stock he held on his retirement date in the amount of $1,468,000. Also, the units previously granted to Mr. Levinson under CIGNA’s Long-Term Incentive Plan will be valued by the People Resources Committee, and paid, as the related performance periods are completed. While the value of these units is not determinable at this time, the Plan and the method for valuing the units is described on page 22-23. Mr. Levinson retains his stock options, all of which vested upon his retirement, with their original expiration terms. Mr. Levinson will continue to have access to CIGNA’s Financial Services Program through 2008.

Board Compensation Committee Report on Executive Compensation

The functions performed by the People Resources Committee are described on page 10. All members of the Committee are independent outside directors.

Summary

The main objectives of CIGNA’s executive compensation program are to attract and retain senior management and encourage performance that maximizes shareholder value. CIGNA pays executives through:

•	base salary;

•	annual bonus; and

•	long-term incentives.

Each is described below under “Elements of the Executive Compensation Program.”

The base salary provides annual compensation that is competitive with similarly sized companies. The annual bonus recognizes short-term business results and individual performance. Long-term incentives for executive officers are based upon sustained corporate-wide results, linked directly to shareholder value creation. Annual bonus and long-term incentives vary based on competitive and absolute performance versus plan goals.

Program Description

For each executive, CIGNA establishes a total pay target based on median compensation levels for executives in comparable positions in similarly sized companies. In making comparisons, the Committee considers a significant number of companies, including most of the companies in the S&P Insurance/ Managed Care Indexes shown in the performance graph on page 29. Using these total pay targets, the Committee determines the appropriate competitive mix of compensation that will motivate these executives to achieve CIGNA’s performance and strategic objectives and to remain with the company.

The Committee regularly reviews CIGNA’s compensation program, keeping in mind the company’s strategic goals as well as industry practices and trends. The Committee modifies the program when the Committee believes a change will promote shareholder interests. Most recently, for example, to further align executive and long-term shareholder interests, and to recognize the challenging competitive environment, the Committee took the following actions, effective for 2003:

(1)	modified the calculation of awards under the Long-Term Incentive Plan to increase the focus on profitable growth and competitive total shareholder return;

(2)	froze or decreased 2003 compensation targets for the CEO and for most executive officers; and

(3)	froze the number of stock option shares awarded in 2003 at 2002 award levels.

Also in 2003, the Committee approved retention awards in the form of performance-accelerated deferred restricted stock units to the named executives and other direct reports to the CEO. Performance-accelerated restricted stock grants were made to certain other executives. In addition, the Committee approved an arrangement by which recipients of Strategic Performance Units payable in 2004 through 2006 will receive amounts to offset the impact of post 2002 accounting charges attributable to the run-off reinsurance operations. These operations have been inactive since 2000. These actions were intended to retain managers key to achieving future earnings per share goals and restoring investor confidence.

We expect CIGNA executives to demonstrate confidence in the company’s future by sustained ownership of a substantial amount of CIGNA stock. In particular, we expect the executive officers to own stock valued at between three and five times their base salaries. The Committee reviews ownership levels annually.

We intend compensation paid to the named executive officers to be fully tax-deductible to the company and have structured our compensation plans to achieve that result. However, in some cases, it may be necessary for the company to exceed the tax-deductible limits in order to meet competitive market pressures and to attract and retain senior executives.

Elements of the Executive Compensation Program

Base Salary

Base salary is intended to provide competitive annual compensation that reflects the scope and nature of basic job responsibilities. While increases were not granted to most executive officers in 2003, the Committee generally grants a salary increase, if appropriate, based on an individual’s performance and an assessment of whether the current salary is competitive relative to executives in comparable positions at similarly sized companies.

Annual Bonus

Named executive officers who are covered under Section 162(m) of the Internal Revenue Code earn awards under the shareholder-approved CIGNA Executive Incentive Plan. The Plan was designed to motivate these officers with competitive awards based upon achievement of competitive financial and operational goals. The Plan limits award amounts and complies with Section 162(m) of the Internal Revenue Code. The Plan does not pay awards unless CIGNA attains certain objective performance goals.

Annual bonus awards recognize contributions to annual business results as measured against competitors and against CIGNA’s operational plans. In particular, we assess corporate-wide, business unit and individual performance in relation to the following major factors, listed in order of importance: earnings, revenue growth and cost management. Financial results must be achieved within the context of customer service, quality and financial integrity standards. We generally reward performance that meets CIGNA’s operational plans and equals the results of the competition with a bonus that is equal to median bonus levels at other large companies. Performance that exceeds or fails to meet CIGNA’s operational plans can result in a bonus that is higher or lower than the median. An individual’s bonus can range from 0 to 200% of the competitive median.

Long-Term Incentives

The long-term incentives CIGNA offers to its executives may include Strategic Performance Units, restricted stock (including performance-accelerated restricted stock), stock options and cash. In making long-term incentive awards in 2003, the Committee intended to focus management on competitively superior long-term results, to align executives’ interests with shareholder interests, to ensure that CIGNA executives have incentive opportunities comparable to their counterparts at CIGNA’s competitors, and to motivate key executives to remain with the company. CIGNA’s stock options typically have terms of ten years and vesting periods of up to three years.

CEO Compensation

Mr. Hanway’s overall compensation package acknowledges the following factors, in addition to CIGNA’s absolute and competitive performance:

•	strong performance in healthcare specialty operations, and the retirement and investment, disability and life and international divisions;

•	progress toward achieving core medical turnaround initiatives, including strong customer service improvements, significant reductions in medical cost trends and disciplined pricing and underwriting execution;

•	44% increase in total shareholder return during 2003 versus a 29% increase in the S&P 500;

•	implementation of a strategic restructuring plan including negotiation of a sale of the retirement business;

•	continued people and management team strengthening;

•	investments in customer service, technology and e-commerce that are expected to have a positive impact on future earnings; and

•	financial stewardship and integrity.

Approximately 90% of Mr. Hanway’s total pay opportunity is variable compensation (such as bonuses, restricted stock, stock options and strategic performance units). It is at risk and tied to competitive and absolute corporate business results. Approximately one-third of his total compensation opportunity is based on annual competitive and absolute business performance; over half is dependent upon long-term competitive results. Mr. Hanway’s total compensation opportunity (as well as the individual base salary and variable compensation components) is consistent with the total compensation opportunity for CEOs of comparably sized companies.

The Committee considers several factors to assess the performance of CIGNA and Mr. Hanway:

•	absolute and competitive profitability of each business unit;

•	profit improvement;

•	growth in revenue from profitable products/services;

•	expense management;

•	customer service;

•	specific measures that vary by business activity, such as profit margin and membership growth in the health care business and profitable asset growth in the pension business; and

•	competitive total shareholder return.

Mr. Hanway’s compensation package for 2003 is itemized in the summary compensation table on page 20. (His payment under the Long-Term Incentive Plan for the three-year period ending December 31, 2003 will be determined in April and included in next year’s summary compensation table.) What follows is an explanation of how the Committee arrived at the amounts of the various components.

2003 Bonus. CIGNA exceeded one or more of the objective financial performance goals established under the CIGNA Executive Incentive Plan. Specific issues that the Committee considered included the factors listed above, CIGNA’s earnings from each of its businesses and overall earnings per share performance.

Payment under Long-Term Incentive Plan. The Committee approved a formula-generated value of $133 for each Strategic Performance Unit awarded in 2000. This amount, which reflects CIGNA’s mixed performance over the period from 2000 to 2002 compared to the peer group, was distributed in cash to Mr. Hanway because he met CIGNA’s stock ownership guideline (five times salary).

Restricted stock. The Committee approved a grant of 100,000 shares of performance-accelerated deferred restricted stock units for Mr. Hanway for retention purposes and to provide an incentive for the achievement of earnings per share goals for 2004 and beyond.

Stock Options. Mr. Hanway received 250,000 options to provide a competitive compensation opportunity and to link his future compensation opportunity to the creation of additional shareholder value.

People Resources Committee:

Harold A. Wagner, Chairman
Robert Campbell
Louis W. Sullivan, M.D.
Marilyn Ware

Performance Graph

The following graph, which covers the five-year period ending December 31, 2003, compares the cumulative total shareholder return (assuming reinvestment of dividends) on CIGNA’s common stock with the cumulative total shareholder return on (i) the Standard and Poor’s (S&P) 500 Index and (ii) a weighted average of the S&P Managed Health Care and Life & Health Insurance Indexes.

Five-Year Cumulative Total Shareholder Return*

[Five-Year Total Shareholder Return* Graph]

			S&P Managed Health Care,
			Life & Health Ins.
	CIGNA	S&P 500 Index	Indexes**

12/31/98	100	100	100
12/31/99	106	121	90
12/29/00	176	110	147
12/31/01	125	97	136
12/31/02	56	76	133
12/31/03	81	97	185

	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02	12/31/03

CIGNA	$100	$106	$176	$125	$56	$81
S&P 500 Index	$100	$121	$110	$97	$76	$97
S&P Managed Health Care, Life & Health Ins. Indexes**	$100	$90	$147	$136	$133	$185

*	Assumes that the value of the investment in CIGNA common stock and each index was $100 on December 31, 1998 and that all dividends were reinvested.

**	Weighted average of S&P Managed Health Care (75%) and Life & Health Insurance (25%) Indexes.

Compliance with Section 16(a)

Beneficial Ownership Reporting Requirements

CIGNA’s directors and executive officers are required to file reports of their holdings and transactions in CIGNA securities with the Securities and Exchange Commission and the New York Stock Exchange. Based on our records and representations from our executive officers and directors, we believe that all reports due in 2003 were filed as required.

Largest Security Holders

This table lists each shareholder that filed a Schedule 13G indicating that they beneficially owned more than 5 percent of CIGNA’s common stock as of December 31, 2003. We prepared the table using information from the Schedules 13G filed by the beneficial owners listed and other sources.

	Amount and Nature of
	Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner	as of 12/31/2003	as of 12/31/2003

Capital Research and Management Company	10,820,000	7.70%
333 South Hope Street Los Angeles, CA 90071

Barclays PLC	8,312,304	5.92%
45 Fremont Street
San Francisco, CA 94105

•	Capital Research and Management Company reported on Schedule 13G that it held these shares for the accounts of discretionary clients. These clients have the right to receive dividends and any proceeds from the sale of these shares. Capital Research and Management Company reported it does not have sole or shared voting power or shared dispositive power for any of these shares, but has sole dispositive power for all of these shares. Capital Research and Management reported to the Securities and Exchange Commission that it acquired its shares in the ordinary course of business with no intention of influencing control of CIGNA.

•	Various affiliates of Barclays PLC including: Barclays Global Fund Advisors, Barclays Global Investors LTD, Barclays Global Investors NA., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, and Barclays Bank PLC reported on Schedule 13G that they held shares for the accounts of discretionary clients. These clients have the right to receive dividends and any proceeds from the sale of these shares. The Barclays affiliates reported sole voting power for 7,291,898 shares and sole dispositive power for 7,298,935 shares and shared voting power and dispositive power for none of these shares. The Barclays affiliates reported to the Securities and Exchange Commission that they acquired their shares in the ordinary course of business with no intention of influencing control of CIGNA.

Solicitation Expenses

CIGNA will bear the cost of soliciting your proxy. We will enlist the help of banks and brokerage houses in soliciting proxies from their customers and reimburse them for their out-of-pocket expenses. In addition, we have engaged Georgeson Shareholder Communications, Inc. to assist in soliciting proxies. Georgeson will receive a fee of approximately $15,000 plus reasonable out-of-pocket expenses for this work.

Proxies will be solicited personally, through the mail, by telephone or via the Internet. Directors, officers, employees and agents of CIGNA or its subsidiaries may assist in solicitation efforts.

2005 Annual Meeting

The 2005 Annual Meeting will be Wednesday, April 27, 2005, at a time and location to be announced later. The board may change this date if necessary.

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

CIGNA’s Corporate Secretary must receive a shareholder proposal by November 26, 2004 for the proposal to be eligible for inclusion in our proxy material for next year’s annual meeting.

Shareholder Proposals and Nominations for Presentation at Next Year’s Annual Meeting

Shareholders can present proposals not included in CIGNA’s proxy material from the floor of next year’s annual meeting only if the Corporate Secretary receives notice and certain information before January 27, 2005. Any shareholder who wishes to introduce a proposal should consult CIGNA’s bylaws and applicable proxy rules of the Securities and Exchange Commission.

Shareholders can nominate someone for the board of directors from the floor of next year’s annual meeting only if the Corporate Secretary receives notice before January 27, 2005. The notice must include certain information, specified in the bylaws, about yourself and your nominee(s). Each nominee must also provide the Corporate Secretary with written consent to serve if elected.

CAROL J. WARD, Corporate Secretary

APPENDIX A

AUDIT COMMITTEE CHARTER (as approved by the Board January 28, 2004)

(also available at http://www.cigna.com/general/about/governance/ audit committee charter.pdf)

Management is responsible for the Corporation’s internal controls and the financial reporting process. The Independent Auditors are responsible for performing an independent audit of the Corporation’s consolidated financial statements and issuing a report on these financial statements. The Audit Committee represents and assists the Board in fulfilling its oversight responsibility regarding the Corporation’s internal controls, financial reporting and independent auditing processes as set forth in this charter. In connection with its responsibility, the Audit Committee may consider and rely upon reports and work from persons and organizations (inside and outside of the Corporation) when the Committee reasonably believes that the reports and work merit confidence.

Purpose

The Audit Committee shall represent and assist the Board in fulfilling its oversight responsibility regarding:

•	The qualifications, independence and performance of the Corporation’s Independent Auditors,

•	The adequacy of the Corporation’s internal controls and the integrity of the Corporation’s financial information reported to the public,

•	The performance of the Corporation’s internal audit function,

•	The appropriateness of the Corporation’s accounting policies, and

•	The Corporation’s compliance with legal and regulatory requirements.

The Audit Committee shall prepare the audit committee report for inclusion in the Corporation’s annual proxy statement.

The Audit Committee shall have the following authority and responsibilities:

Matters Pertaining to Independent Auditors

The Independent Auditors shall have sole accountability to the Audit Committee.

The Audit Committee shall appoint (subject to ratification by the Corporation’s shareholders), compensate, oversee the work of and remove, as appropriate, the Independent Auditors.

In connection with its oversight of the Independent Auditors, the Audit Committee shall:

•	Review and approve the terms of the engagement of the Independent Auditors, including the scope of their audit, proposed fees and personnel qualifications.

•	Approve in advance all audit services to be provided by the Independent Auditors. An audit service within the scope of the engagement approved by the Audit Committee shall be deemed to be approved in advance.

•	Periodically review information from the Independent Auditors regarding the Independent Auditors’ qualifications, independence, and performance. At least annually, consider the independence of the Independent Auditors, including whether their performance of permissible non-audit services is compatible with their independence, and (to assess the auditor’s independence) receive and review a report by the Independent Auditors describing any relationships between the Independent Auditors and the Corporation or any other relationships that may adversely affect the independence of the Independent Auditors. Discuss information regarding qualifications, independence and performance with the Independent Auditors; take appropriate action to determine such qualifications and independence and evaluate their performance.

•	Review and approve all engagements of the Independent Auditors to provide permissible audit and non-audit services and develop and oversee policies and procedures for the engagement of the Independent Auditors to provide audit and permissible non-audit services.

•	Receive and review required communications from the Independent Auditors, including the Independent Auditors’ report concerning:

—	critical accounting policies and practices to be used,

—	all alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Independent Auditors, and

—	other material written communications between the Independent Auditors and management, such as any management letter or schedule of unadjusted differences.

•	Annually, receive and review the Independent Auditors’ report on:

—	the Independent Auditors’ internal quality-control procedures; and,

—	any material issues raised by the most recent internal quality-control review, or peer review, of the Independent Auditors, or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditors’ firm, and any steps taken to deal with any such issues.

•	Establish policies for hiring employees and former employees of the Independent Auditors.

Matters Pertaining to the General Auditor, Risk Assessment and Risk Management

The Audit Committee shall:

•	Review with the General Auditor planned Internal Audit activities, including adequacy of staffing and qualifications of the staff, and the results of Internal Audit activities.

•	Discuss with management, including the General Auditor, the Corporation’s policies regarding risk management and risk assessment.

Matters Pertaining to Filings with Government Agencies

The Audit Committee shall:

•	Review with the Independent Auditors and management the Corporation’s Form 10-K, including the Corporation’s annual audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the financial statements should be included in the Form 10-K for filing with the Securities and Exchange Commission.

•	Discuss with the Independent Auditors and management the Corporation’s quarterly financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	Prepare and approve the Audit Committee report for the Corporation’s proxy statement.

•	Review with management the Corporation’s proxy statement and related materials, and recommend their approval to the Board for filing with the Securities and Exchange Commission.

Controls; Significant Accounting Policies

The Audit Committee shall:

•	Review with the Independent Auditors and management the Independent Auditors’ Annual Report on Management’s Assessment of the Corporation’s Internal Controls.

•	Review with management and the General Auditor the adequacy and effectiveness of the Corporation’s internal controls, financial controls, and of disclosure controls and procedures.

•	Review with management and the Independent Auditors the Corporation’s significant accounting policies. Review with the Independent Auditors any audit problems, differences or difficulties and management’s response.

Press Releases and Earnings Guidance

The Audit Committee shall:

•	Review with management and Independent Auditors the earnings press releases.

•	Periodically discuss with management and Independent Auditors policies regarding earnings releases, financial information and earnings guidance provided to analysts and rating agencies.

Compliance and Legal Matters

The Audit Committee shall:

•	Review with the Corporation’s Compliance Officer the Corporation’s Compliance Program.

•	Review with the Corporation’s General Counsel material litigation and other legal matters as appropriate.

•	Establish procedures for:

•	receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls and auditing matters; and,

•	the Corporation’s employees to submit confidentially and anonymously concerns regarding questionable accounting and auditing matters.

Other Matters

In order to carry out and effectuate its purpose, the Audit Committee shall, at least quarterly, meet separately with the Corporation’s

•	General Counsel,

•	Independent Auditors, and

•	General Auditor.

In order to carry out its responsibilities, the Audit Committee shall also:

•	have the authority to engage independent counsel and advisers, and shall receive appropriate funding from the Corporation, as determined by the Committee, for payment of compensation to any such counsel and advisers,

•	have the authority to conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities, and

•	receive appropriate funding from the Corporation for the payment of such ordinary administrative expenses as the Committee determines are necessary or appropriate for carrying out its duties.

The Audit Committee shall report regularly to the Board with respect to its activities.

Performance Evaluation and Charter Review

The Audit Committee shall annually:

•	evaluate and assess its performance, and

•	reassess the adequacy of its charter and recommend any proposed changes to the Board for approval.

Travel Directions

FROM CENTER CITY PHILADELPHIA AND SOUTH JERSEY

Take I-76 West (Schuylkill Expressway) to I-476 (Blue Route) South. Proceed on I-476 South to next exit, Exit 13 (US 30-St.Davids/Villanova). Bear right and follow signs for US 30 East (Lancaster Ave.) East. Continue with directions for "Once on US 30 (Lancaster Ave.)..."

FROM PA TURNPIKE *(EAST OF VALLEY FORGE)* AND NORTH

Exit PA Turnpike at Exit 25A (MidCounty). Proceed through toll plaza, follow signs for I-476 (Blue Route) South. Proceed on I-476 South for 8 miles, to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 (Lancaster Avenue). Continue with directions below for "Once on US 30 (Lancaster Ave.)..."

FROM PHILADELPHIA INTERNATIONAL AIRPORT AND DELAWARE

From Airport follow signs for I-95 South. From Delaware take I-95 North. Proceed on I-95. Follow signs for I-476 (Blue Route) North (near MacDade Boulevard exit). Travel on I-476 North for 14 miles to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 (Lancaster Ave.) East. Continue with directions below for "Once on US 30 (Lancaster Ave.)..."

FROM KING OF PRUSSIA, VALLEY FORGE AND PA TURNPIKE *(WEST OF VALLEY FORGE)*

Exit PA Turnpike at Exit 24 (Valley Forge). Proceed through tolls onto I-76 East (Schuylkill Expressway). From King of Prussia area, take Rt. 202 to I-76 East (Schuylkill Expressway) East. Travel on I-76 East to Exit 28A. Follow signs for I-476 (Blue Route) South (Chester). Proceed on I-476 South to Exit 13 (US 30-St. Davids/Villanova). Bear right and follow signs for US 30 (Lancaster Ave.) East. Continue with directions below for "Once on US 30 (Lancaster Ave.)..."

ONCE ON US 30 *(LANCASTER AVENUE, FROM I-476)*

Continue on Route 30 East for approximately 2.5 miles (12 traffic lights). Along the way, you will pass Villanova University. You will enter the town of Bryn Mawr. Pass an ACME market. At the 12th traffic light (just past the Bryn Mawr Movie Theatre on the right), turn right onto Bryn Mawr Avenue (see Bryn Mawr Trust on the left). Continue on Bryn Mawr Avenue through 2 traffic lights. The American College campus entrance is on the right. Once on campus, follow signs for Gregg Center Visitor Parking.

BY TRAIN

There is frequent SEPTA commuter service, on the R5, between Bryn Mawr and Center City Philadelphia (30th Street Station or Suburban Station). Travel time approximately 20 minutes. The R5 Bryn Mawr Station is just under a mile from the Conference Center. The 100 Line is a trolley that connects in Philadelphia at 69th Street. It is 2 blocks from the Gregg Center. SEPTA Travel Information Center (215) 580-7800.

SEPTA R5 Local
US 30 Lancaster Ave.
Merion Ave.
County Line Rd.
Old Lancaster Ave.
Glenbrook
Old Railroad Ave.
Haverford Road
GREGG CONFERENCE CENTER at The American College
Bryn Mawr Ave.
SEPTA High Speed Line
I-276
I-476
I-76
Lancaster Ave.
Gregg Conference Center at The American College
Bryn Mawr Ave.
West Chester Pk.
NEWTON SQUARE
N
I-95
I-676
Philadelphia
I-76
MEDIA
I-476
I-95
PHILADELPHIA AIRPORT
CHESTER
Delaware River
New Jersey

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder and in the discretion of the proxies upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

01 ROBERT H. CAMPBELL
02 JANE E. HENNEY, M.D.
03 CHARLES R. SHOEMATE
04 LOUIS W. SULLIVAN, M.D.

FOR all nominees (except as marked to the contrary)	WITHHOLD for all Nominees

☐	☐

To withhold authority to vote for any individual nominee(s), write the nominee’s name(s) in the space provided below:

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.	☐	☐	☐

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.				☐

Voting Instructions for positions held in the CIGNA 401(k) Plan and the IntraCorp 401(k) Performance Sharing Plan will be held confidential.

Dated:	,	2004

Signature

Signature if held jointly

Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian please give full title as such.

▲  FOLD AND DETACH HERE  ▲

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/ci		1-800-435-6710
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

P R O X Y

Proxy/Voting Instruction Card
CIGNA CORPORATION

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Christine A. Reuther, the Corporation’s Assistant Corporate Secretary, and Carol J. Ward, the Corporation’s Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on March 1, 2004 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustees) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan at the Annual Meeting of Shareholders, to be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010 on April 28, 2004, at 3:30 p.m. or at any adjournment thereof, on the matters set forth below:

1.	ELECTION OF DIRECTORS, Nominees for terms expiring April 2007: 01 Robert H. Campbell, 02 Jane E. Henney, M.D. and 03 Charles R. Shoemate; and for a term expiring April 2006: 04 Louis W. Sullivan, M.D.

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

     In their discretion, upon such other matters as may properly come before the meeting.

     You are encouraged to specify your choices by marking the appropriate selections (either on this card or electronically), but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.

If you use this card to vote, you must sign it on the reverse side in order for your vote to be counted.	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲

CIGNA Corporation
Annual Meeting of Shareholders

April 28, 2004
3:30 p.m.

The Gregg Conference Center at
The American College
270 S. Bryn Mawr Avenue
Bryn Mawr, PA 19010

CIGNA Corporation
One Liberty Place
1650 Market Street
Philadelphia, PA 19192-1550
March 26, 2004

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

CIGNA and Intracorp 401(k) Participants:

The annual meeting of shareholders will be held on Wednesday, April 28, 2004 at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are at the end of the Proxy Statement.

At the meeting, we will ask the shareholders to:

1.	Elect three directors for terms expiring in April 2007 and one director for a term expiring in April 2006; and

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.

We plan a brief business meeting focused on these items, then we will attend to any other proper business that may arise. We also will offer time for your questions and comments.

The Board of Directors recommends that you vote in favor of Items 1 and 2. These proposals are described in the proxy statement. CIGNA’s 2004 Proxy Statement and 2003 Annual Report to Shareholders are available online by going to www.cigna.com >Investor Relations > Most Recent Disclosures > Financial Literature. If you do not have access to cigna.com, please contact CIGNA’s Shareholder Services Department at 215.761.3516 for an Annual Report and Proxy Statement.

CIGNA shareholders of record at the close of business on March 1, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof. As investors in the CIGNA Stock Fund of your 401(k) plan, you are entitled to pass-through voting rights at the 2004 Annual Meeting based on the amount of money you had invested in the CIGNA Stock Fund on March 1, 2004. CIGNA encourages you to exercise your right to vote by any of the following means:

1.	By returning the completed, signed and dated voting instruction card in the enclosed envelope;

2.	By telephone in the United States at 1.800.435.6710 or;

3.	Over the Internet at http://www.eproxy.com/ci

Your vote is important even if you have a small investment in the CIGNA Stock Fund. Your vote must be received by 5:00 p.m. E.D.T. on Friday, April 23, 2004.

Sincerely,

H. EDWARD HANWAY
Chairman and Chief Executive Officer

By order of the Directors

CAROL J. WARD, Corporate Secretary

CIGNA Corporation
One Liberty Place
1650 Market Street
Philadelphia, PA 19192-1550
March 26, 2004

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

CIGNA Corporation Shareholders:

The annual meeting of shareholders will be held on Wednesday, April 28, 2004 at 3:30 p.m. at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, Pennsylvania. Directions to The Gregg Conference Center are at the end of the proxy statement.

At the meeting, we will ask the shareholders to:

1.	Elect three directors for terms expiring in April 2007 and one director for a term expiring in April 2006; and

2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2004.

We plan a brief business meeting focused on these items, then we will attend to any other proper business that may arise. We also will offer time for your questions and comments.

The Board of Directors recommends that you vote in favor of Items 1 and 2. These proposals are described in the proxy statement. CIGNA’s 2004 Proxy Statement and 2003 Annual Report to Shareholders are available online by going to www.cigna.com >Investor Relations > Most Recent Disclosures > Financial Literature. You may contact CIGNA’s Shareholder Services Department at 215.761.3516 for an Annual Report and Proxy Statement.

CIGNA shareholders of record at the close of business on March 1, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof. Your vote is important, even if you do not own many shares. CIGNA encourages you to exercise your right to vote by any of the following means:

1.	By returning the completed, signed and dated voting instruction card in the enclosed envelope;

2.	By telephone in the United States at 1.800.435.6710 or;

3.	Over the Internet at http://www.eproxy.com/ci

Sincerely,

H. EDWARD HANWAY
Chairman and Chief Executive Officer

By order of the Directors

CAROL J. WARD, Corporate Secretary

PROXY CONTROL NUMBER VERIFY

Greeting – Welcome to the electronic voting system. Please have your proxy card available before voting.

Control Number – Enter the voter control number as it appears on the lower right hand corner of your proxy card followed by the pound sign.

Hold – One moment please while we verify your information.

To vote as the CIGNA Corporation, Board recommends on all proposals, press 1.

If you want your votes treated as confidential, press 1.

You have cast your votes as follows: You have voted in the manner recommended by the Board of Directors. Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press 1. Otherwise please hang up. Thank you for voting.

To vote on each proposal separately, press 2.

Item 1:	To vote for all nominees, press 1.
To withhold for all nominees, press 2
To withhold for an individual nominee, press 3
If 3, go to Director Exception

DIRECTOR EXCEPTION: Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have complete voting on directors, press the pound key again.

If pound key entered twice, go to the last item. If valid nominee, go to Next Nominee.

NEXT NOMINEE: To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.

If pound key entered twice, go to the last item. If valid nominee, go to Next Nominee.

INVALID NOMINEE NUMBER: You have entered an invalid nominee number (Go to Next Nominee)

Item 2:	To vote for, press 1
To against, press 2
To abstain, press 3

If you want your votes treated as confidential, press 1. If not, press 2.

1

Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press 1. Otherwise please hang up. Thank you for voting.

Vote Not Started – The time frame for this vote has not yet begun. Please call back later.

Vote Has Ended – The time frame for this vote has ended. Thank you for calling.

Voting Not Available Message – This vote is currently unavailable. Please call back later.

Invalid Entry of Control Number Message – We are unable to authenticate the information that you entered.

Default Error and Miskey Error Message – We are unable to process your request at this time. Thank you for calling.

2

INTERNET VOTING SCRIPT

Welcome to On-Line Proxy Voting for CIGNA Corporation.

Please click on the proceed button below to continue to the secure voting site.

Proceed Button

Please enter the 11-digit number located on the lower right hand corner of your proxy card. Do not enter any spaces in the control number field.

11-digit Number

Submit

If the 11-digit number is entered incorrectly, the following message will appear

“We were unable to authenticate you. Please enter the appropriate information and click on the Submit button”.

Proxy/Voting Instruction Card

CIGNA CORPORATION

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Christine A. Reuther, the Corporation’s Assistant Corporate Secretary, and Carol J. Ward, the Corporation’s Corporate Secretary, or either of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and vote all shares of the Corporation held of record by the undersigned on March 1, 2004 and all of the shares as to which the undersigned then had the right to give voting instruction to the record holder (trustees) under the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan at The Annual Meeting of Shareholders, to be held at The Gregg Conference Center at The American College, 270 S. Bryn Mawr Avenue, Bryn Mawr, PA 19010 on April 28, 2004, at 3:30 p.m. or at any adjournment thereof, on the matters set forth below:

1.	ELECTION OF DIRECTORS, Nominees for terms expiring April 2007: 01 Robert H. Campbell, 02 Jane E. Henney, M.D. and 03 Charles R. Shoemate; and for a term expiring April 2006: 04 Louis W. Sullivan, M.D.

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

In their discretion, upon such other matters as may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate selections electronically, but you need not specify any choices if you wish to vote in accordance with the Board of Directors’ recommendations, so long as you submit your proxy.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder and in the discretion of the proxies upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND 2.

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.

The Board of Directors recommends a vote FOR the proposals.

You may submit your vote as the Board of Directors recommends by clicking this button.

Submit Your Vote

OR

1. ELECTION OF DIRECTORS

For all nominees (except those marked below).

Withhold authority for all nominees.

Nominees:

01 ROBERT H. CAMPBELL
02 JANE E. HENNEY, M.D.
03 CHARLES R. SHOEMATE
04 LOUIS W. SULLIVAN, M.D.

2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

For
Against
Abstain

Voting Instructions for positions held in the CIGNA 401(k) Plan and the Intracorp 401(k) Performance Sharing Plan will be held confidential.

To submit your vote please click the button below. (Your vote will not be counted until the Submit Your Vote button is clicked.)

Submit Your Vote

To change the address of record for your registered shares, please use Mellon Investor Services LLC change of address form.

Mark here if you would like your voting instructions to be confidential pursuant to the procedures on confidential voting described in the Proxy Statement. Marking this box will not absolve you of any independent fiduciary or other legal obligation to report how you voted nor prevent the inspectors from disclosing your vote if required by law or if otherwise permitted by the procedures.

     No

1.	ELECTION OF DIRECTORS

For all nominees

2.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

For

Please review your vote.

If this is not how you intended to vote, please use the Back button on your browser, change your vote and resubmit.

If this is how you intended to vote, please click the Proceed button.

Proceed

YOUR vote has been successfully recorded and will be tabulated by Mellon Investor Services within 24 hours. It is not necessary for you to mail in your card. Thank you for voting.

You can now vote another proxy card, or go to CIGNA Corporation’s homepage.